_____________, 2010

Board of Directors

Dimensional Investment Group Inc.,

on behalf of the U.S. Large Company Institutional Index Portfolio

6300 Bee Cave Road, Building One

Austin, Texas 78746

Re:	Reorganization of the U.S. Large Company Portfolio, a series of DFA
Investment Dimensions Group Inc., with and into the U.S. Large Company
Institutional Index Portfolio, a series of Dimensional Investment Group Inc.

Ladies and Gentlemen:

We have acted as counsel to the U.S. Large Company Institutional Index Portfolio (the “Acquiring Fund”), a series of Dimensional Investment Group Inc., a Maryland corporation (the “Company”), in connection with the preparation and filing with the U.S. Securities and Exchange Commission (the “Commission”) of a Registration Statement on Form N-14 (the “Registration Statement”) under the Securities Act of 1933, as amended (the “1933 Act”). The purpose of the Registration Statement is to register shares to be issued by the Acquiring Fund in connection with the acquisition of substantially all of the assets of the U.S. Large Company Portfolio (the “Target Fund”), a series of DFA Investment Dimensions Group Inc., a Maryland corporation, by and in exchange for full and fractional shares of common stock, par value of one cent ($0.01) per share (the “Shares”), of the Acquiring Fund (the “Reorganization”), pursuant to the Agreement and Plan of Reorganization included in the Registration Statement (the “Agreement”).

We have reviewed the Company’s Charter and By-laws and resolutions adopted by the Company’s Board of Directors in connection with the Reorganization, as well as such other legal and factual matters as we have deemed appropriate.

This opinion is based exclusively on the provisions of Maryland General Corporation Law governing the issuance of the shares of the Company, and does not extend to the securities or “blue sky” laws of the State of Maryland or other states.

We have assumed the following for purposes of this opinion:

1. The Shares of the Acquiring Fund will be issued in accordance with the Company’s Charter, By-laws and resolutions of the Company’s Board of Directors relating to the creation, authorization, and issuance of shares.

Board of Directors

Dimensional Investment Group Inc.

___________, 2010

2. The Shares will be issued against payment therefor as described in the Registration Statement and the Agreement, and that such payment will have been at least equal to the net asset value.

On the basis of the foregoing, and assuming that the total number of Shares of the Acquiring Fund, which are issued and outstanding after the transfer of such shares to the Target Fund as provided in the Agreement, does not exceed the total number of Shares authorized, it is our opinion that, when issued and paid for upon the terms provided in the Registration Statement and the Agreement, subject to compliance with the 1933 Act, the Investment Company Act of 1940, as amended, and applicable state laws regulating the offer and sale of securities, the Shares to be issued will be validly issued, fully paid, and non-assessable.

This opinion is rendered solely for your use in connection with the filing of the Registration Statement. We hereby consent to the filing of this opinion with the Commission as an exhibit to the Registration Statement.

Very truly yours,

STRADLEY RONON STEVENS & YOUNG, LLP

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